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                   SALES OPERATIONS AND GENERAL AGENT AGREEMENT
                         COMMISSIONS SCHEDULE A - V05B

This Schedule A is to be attached to and made a part of the Sales Operations and General Agent Agreement between Sun Life Assurance Company of Canada (U.S.) [Sun Life of Canada (U.S.)], Clarendon Insurance Agency, Inc. (Clarendon), Selling Broker-Dealer and General Agent.

This Commission Schedule is not intended to replace any Commission Schedule, whether currently in effect or subsequently issued by Sun Life of Canada (U.S.) covering the sale of products issued by Sun Life of Canada (U.S.) other than those listed below. This Commission Schedule shall remain in effect until such time as Sun Life of Canada (U.S.) notifies General Agent and Broker-Dealer in writing that a new Commission Schedule shall take effect with respect to the Plan(s) listed below.

Commissions will be paid to the Broker-Dealer (or General Agent, if required by law) in the percentages shown in the following commission schedule:



                                      PERCENTAGE OF PREMIUM, YRS 1 - 3         RENEWAL PREMIUM
                                      --------------------------------     ---------------------
                                                          IN EXCESS OF
PLAN                                  UP TO TARGET     TARGET IN YR. 1     YRS. 2-10     YRS. 11+
----                                  ------------     ---------------     ---------     --------
FUTURITY FLEXIBLE PREMIUM
VARIABLE UNIVERSAL LIFE INSURANCE                75                   2         2             0

FUTURITY SURVIVORSHIP
VARIABLE UNIVERSAL LIFE INSURANCE*               75                 2.5        2.5            1

TARGET - Target Premium is the premium on which the First Year Commission rate will apply. This First Year Commission rate will be paid on all cumulative premiums UP TO TARGET in the first three years.
EXCESS OF TARGET - If premiums paid exceed the Target Premium WITHIN the first year, the Excess rate will apply to the surplus.
RENEWAL - If cumulative premiums paid exceed the Target Premium AFTER the first year, the renewal rate will apply.

*COMMISSIONS REDUCED BY 5% ON POLICIES WHERE INSURED REACHES AGE 75 WITHIN THE FIRST 12 MONTHS OF THE POLICY.

Trail Commission: Trail Commissions will be computed at an annual rate of 0.10% of the average variable account value for the previous policy year and paid annually beginning when the policy has been in effect for 25 months.

Trail Commissions will be paid only if the Sales Operations and General Agent Agreement is in force on the date the commission is payable.

CHARGEBACK
----------
Commission Chargeback: In the event that a policy for which a commission has been paid is surrendered by the policy owner, or is lapsed or returned pursuant to the so-called "right of return" provision of the policy, the following percentage of commission will be due and Sun Life of Canada (U.S.) shall be entitled to collect such amount from all entities which received commissions, including by set off of future commissions.

                                 SCHEDULE
                         MONTH          PERCENTAGE
                         -----          ----------
                           1-6                100
                          7-12                 50

FUTURITY SINGLE LIFE VARIABLE UNIVERSAL LIFE INSURANCE BONUS PROGRAM
--------------------------------------------------------------------
A production bonus will be paid by Sun Life of Canada (U.S.) at the end of each calendar year based on the aggregate amount paid to Broker-Dealer (or General Agent, if required by law) during the calendar year. A bonus will be earned that calendar year in accordance with the following schedule:

            TARGETED FIRST YEAR PREMIUM ON
                 WHICH BONUS IS BASED          BONUS PERCENTAGE
            ------------------------------     ----------------
            $3,000,000 and greater                   2.5

Any production bonus due to the Broker-Dealer (or General Agent) will be paid by Sun Life of Canada (U.S.) prior to January 15th of the following year.



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